Exhibit 99.1

Cascade Microtech Reports Second Quarter 2008 Results

Revenues of $19.3 million and loss per share of $(0.14), in line with preliminary results previously announced.

PORTLAND, Ore.—(BUSINESS WIRE)—July 29, 2008—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the second quarter ended June 30, 2008.

Highlights for the Second Quarter 2008 include:

•	Revenues of $19.3 million, down 7% sequentially and down 20% from Q2 last year

•	$12.9 million Engineering Products Division revenue, down 11% sequentially and down 32% from Q2 last year, due to lower high-end station and analytical probe revenue

•	$ 6.4 million Production Products Division revenue, up 2% sequentially and up 29% over Q2 last year

•	Loss per share was $(0.14), down from loss per share of $(0.00) sequentially and earnings per diluted share of $0.02 from Q2 last year

•	Cash and investment balances were flat during the quarter

“As we previously announced, the weak conditions in the semiconductor industry and semiconductor equipment industry are continuing to impact our Engineering Products Division, which experienced a significant shortfall in revenue and gross margin. We appear to be in a protracted “down cycle” where EPD bookings and shipments remain weak,” said Geoff Wild, CEO of Cascade Microtech. “In the light of these results, there is a renewed urgency to look at our cost structure as well as identify opportunities for revenue growth, particularly in the area of consumables, where we remain optimistic,” added Mr. Wild.

Revenue for the second quarter was $19.3 million, net loss for the quarter was $1.9 million and loss per share was $(0.14), compared to revenue of $20.8 million, net loss of $16,000 and loss per share of $(0.00) for the first quarter of 2008.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that third quarter 2008 revenues will be in the range of $18.0 million to $21.0 million and that loss per share will be in the range of $(0.05) to $(0.18).

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the third quarter of 2008 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These assumptions do not include an estimate of any extraordinary or unusual charges, including any such charges as a result of any mergers, acquisitions or other restructuring events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, fluctuations in foreign exchange rates and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The Company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on July 29, 2008, to discuss its results for the second quarter ended June 30, 2008, and its outlook for the third quarter of 2008.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 43432209; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended			Year to Date Ended June 30
	June 30	March 31	June 30
	2008	2008	2007	2008	2007
Sales	$19,287	$20,759	$24,116	$40,046	$46,587
Cost of sales	10,784	10,867	13,186	21,651	25,273
Stock-based compensation	105	109	127	214	249

Gross profit	8,398	9,783	10,803	18,181	21,065

Operating expenses:
Research and development (includes $95, $116, $89, per quarter and $211, $168 year to date respectively, of stock-based compensation)	2,826	2,906	3,120	5,732	5,759
Selling, general and administrative (includes $524, $414, $408, per quarter and $938, $769 year to date respectively, of stock-based compensation)	7,336	6,879	7,439	14,215	14,103
Amortization of purchased intangibles	648	648	555	1,296	661

Total operating expenses	10,810	10,433	11,114	21,243	20,523

Income (loss) from operations	(2,412)	(650)	(311)	(3,062)	542

Other income (expense):
Interest income	227	264	366	491	821
Interest expense	—	(1)	—	(1)	(1)
Other, net	(183)	439	(65)	256	45

Total other income, net	44	702	301	746	865

Income (loss) before income taxes	(2,368)	52	(10)	(2,316)	1,407
Provision (benefit) for income taxes	(510)	68	(248)	(442)	121

Net income (loss)	$(1,858)	$(16)	$238	$(1,874)	$1,286

Net income (loss) per share-Basis and Diluted
Basic	$(0.14)	$(0.00)	$0.02	$(0.14)	$0.10
Shares used in computing net income (loss) per share:
Basic	13,046	12,985	12,724	13,016	12,269
Diluted	13,046	12,985	13,038	13,016	12,625

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited, in thousands)

June 30, 2008 and December 31, 2007

	June 30, 2008	December 31, 2007(1)
Assets
Current assets:
Cash and cash equivalents	$5,750	$4,900
Marketable securities	21,653	24,521
Accounts receivable, net	13,775	18,195
Inventories	20,138	18,608
Prepaid expenses and other	1,968	1,874
Deferred income taxes	2,909	2,729

Total current assets	66,193	70,827
Long-term investments	9,109	4,836
Fixed assets, net	14,678	14,575
Goodwill	17,310	17,310
Purchased intangible assets, net	13,745	15,042
Other assets	2,856	2,691

	$123,891	$125,281

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$13	$13
Accounts payable	4,177	5,158
Deferred revenue	982	1,102
Accrued liabilities	4,807	5,589

Total current liabilities	9,979	11,862
Long-term debt and capital leases	47	51
Deferred income tax	3,071	3,114
Deferred revenue	416	481
Other long-term liabilities	2,198	2,168

Total liabilities	15,711	17,676

Stockholders’ equity:
Common stock	82,136	79,697
Unrealized holding gain on investments	55	45
Retained earnings	25,989	27,863

Total stockholders’ equity	108,180	107,605

	$123,891	$125,281

(1)	Derived from Cascade Microtech’s audited Consolidated Financial Statements as of December 31, 2007.

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000